Exhibit 99.1

NEWS RELEASE

For More Information Contact:	For Release - January 25, 2007
J. Downey Bridgwater, Chairman, President & Chief Executive Officer 713-507-2670 Zach Wasson, Executive Vice President & Chief Financial Officer 713-507-7408

STERLING BANCSHARES TO ACQUIRE PARTNERS BANK OF TEXAS

HOUSTON, TX, January 25, 2007 – Sterling Bancshares, Inc. (NASDAQ: SBIB) announced today that it has entered into a definitive agreement to acquire Partners Bank of Texas.

Partners Bank of Texas is a privately held bank which operates four banking offices in the Houston area. As of December 31, 2006, Partners Bank had assets of approximately $186 million, loans of $129 million, and deposits totaling $163 million.

“We are extremely pleased Partners Bank has agreed to become part of Sterling,” commented J. Downey Bridgwater, Chairman, President and Chief Executive Officer of Sterling Bancshares. “This enables us to fill out our footprint in the rapidly-growing Northeast Houston area and allows us to add some very talented relationship-bankers who are experts in the Houston market.”

“Although Partners is a relatively young institution, their experienced bankers have built a clientele based on relationships that have been developed over many years,” Bridgwater said.

“Joining Sterling provides our organization with a great opportunity to continue our growth and improves our ability to serve our customers by offering them a wider array of products and services, while still maintaining a high level of customer service,” said Partners Bank of Texas Chairman & CEO J. Nolan Bedford. “We understand the advantage and importance of being a local Texas-based bank in our market, which is one of the reasons we chose to partner with Sterling.”

“We have followed Sterling’s success over the years and know that our customers, bankers, and shareholders will be well taken care of,” added Bedford.

The consideration for the merger is a mixture of stock and cash. Subject to regulatory approvals, the transaction is expected to close in the first half of 2007.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are based on beliefs and assumptions of management at the time that this release was prepared. The Company does not assume any obligation to update the forward-looking statements. These statements provide our expectations but are not guarantees of future performance. There are several factors, many beyond our control, that could cause our results to differ significantly from expectations including adverse changes in the loan portfolio and the resulting credit risk-related losses and expenses; potential inadequacy of our allowance for credit

Sterling Bancshares, Inc., News Release

January 25, 2007

losses; our ability to maintain or improve loan quality levels and origination volumes and competitive influences on product pricing. Additional factors that could cause actual results or conditions to differ significantly from these forward-looking statements can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s web site (www.sec.gov).

About Sterling Bancshares

Sterling Bancshares, Inc., is a Houston-based bank holding company with total assets of $4.1 billion, which operates 45 banking offices in the greater metro areas of Houston, San Antonio, and Dallas, Texas. These cities are the 4th, 7th and 9th largest in the United States, respectively, based on population. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “SBIB”.

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